DELAWARE CHANCELLOR ENTERS STAND-STILL ORDER
    RESTRICTING HEALTHRITE INC'S CONTESTED BOARD OF DIRECTORS

     Chancellor William Chandler of the Delaware Court of
Chancery entered a stand-still order on December 23, 1997 restricting the contested board of directors of HealthRite Inc.

     While maintaining the authority of the contested board to continue to manage HealthRite business, the stand-still order restricts Warren Haber, John Teeger and the other contested board members of HealthRite from causing HealthRite to transact any business in excess of the value of $25,000, or from causing the issuance, sale or purchase of any stock, stock options, warrants or securities of HealthRite, and it limits the contested board from transacting certain other business on behalf of HealthRite outside of the ordinary course of business except on five (5) business days' notice to the opposition slate of directors. The order also requires that both parties submit copies of all proxies in their possession as of December 17, 1997 to Corporation Trust Company.

     The order was entered pending the Court's ruling on a disputed election of directors at the annual meeting of shareholders held in Towson, Maryland on December 17, 1997. The slate of directors elected at the December 17 meeting is led by Brad McDonald and Charles Walgreen.

     The Haber/Teeger contested board failed to appear at the December 17 shareholder meeting, instead claiming that they had postponed the meeting and rescheduled it for January 9, 1998. The Court indicated that, even if the Haber/Teeger contested board is elected on January 9, 1998, they are in peril of being removed if the Court determines that the December 17, 1997 shareholder election was valid and the attempted postponement of that meeting was void. The Court order also prohibits the rescheduling of the shareholders' meeting without five business days' notice to the MacDonald/Walgreen slate.

     It is anticipated that a final resolution of the validity of the December 17, 1997 election will be made by Chancellor
Chandler in late January or early February of 1998.
        IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                  IN AND FOR NEW CASTLE COUNTY

WARREN H. HABER, JOHN L.           )
TEEGER, HOWARD M. BEZOZA,          )
M.D. MILTON DATSOPOULOS,           )
JOHN C. HORWITZ, JOHN A.           )
McCONVILLE, and SIDNEY N.          )
TOWLE, JR.,                        )
                                   )
                    Plaintiffs     )
                                   )
          v.                       )    Civil Action No. 16096-NC
                                   )
BRADLEY T. MacDONALD, DAVID M.     )
GREEN, RONALD O. HAUGE,            )
DAVID H. PANASCI, BEVERLY L.       )
VALORE, REED VERDENBERG, and       )
CHARLES R. WALGREEN,               )
                                   )
          and                      )
                                   )
HEALTHRITE INC.,                   )
                                   )
          Nominal defendant        )

                        STATUS QUO ORDER

          Plaintiffs, having moved the Court for an order preserving the status quo pending the Court's disposition of plaintiffs' claim against defendants pursuant to 8 Del. C. 225, and the Court having considered the matter, but without ruling on the merits of plaintiffs' claim:
          IT IS SO ORDERED this 23 day of December, 1997, that:
          1. Until further order of this Court, plaintiffs, Warren H. Haber, John L. Teeger, Howard M. Bezoza, M.D., Milton Datsopoulos, John C. Horwitz, John A. McConville and Sidney N. Towle, Jr., shall constitute the Board of Directors of HealthRite Inc. ("HealthRite") with full power and authority to direct the management of its business, subject to the following terms of this Order. The provision of this Order does not adjudicate the merits of plaintiffs' claim to continue as the Board of Directors of HealthRite and defendants shall be permitted to file a Counterclaim setting forth the basis upon which they claim to be the duly elected Board of Directors of HealthRite, Inc. The provision of this Order is entered to preserve continuity of the corporate affairs and is not to be construed as an admission or an adjudication on the merits of plaintiffs' claim.
          2. Plaintiffs, as the directors of HealthRite, shall not cause or permit HealthRite to take any action out of the ordinary course of business, except upon 5 business days notice to defendants, including but not limited to, the following:
               a. engaging in, entering into, or agreeing to any transaction, contract or agreement, except as required for the maintenance of the business of HealthRite, the value of which exceeds $25,000, including but not limited to the following:
               b. engaging in, entering into, or agreeing to any transaction, contract or agreement, except as required for the maintenance of the business of HealthRite, the value of which exceeds $25,000, including but not limited to any financing agreement;
               c. issuing, selling or purchasing, or committing or agreeing to issue, sell or purchase any stock, stock options, warrants or securities of HealthRite;
               d.   rescheduling the shareholder's meeting;
               e. entering into or agreeing to any transaction, the consummation of which would require the approval of or a vote by HealthRite's stockholders, or amending any such agreement or transaction;
               f.   amending, modifying or repealing any of
HealthRite's bylaws, or amending its Certificate of Incorporation;
               g. entering into any agreement, or amendment thereto, with respect to a merger, tender offer, restructuring or recapitalization involving HealthRite;
               h.   declaring or paying any dividend of
distribution to HealthRite's shareholders;
               i. selling or transferring all or substantially all of the assets of HealthRite; or
               j.   altering, destroying or removing from
HealthRite's premises corporate property or assets of any kind whatsoever.
          3. Defendants shall not take any actions on behalf of HealthRite, Inc. as directors or officers in contravention of this Order.
          4. The parties shall provide copies of all proxies in their possession as of December 17, 1997 to Corporation Trust Company in New York City which shall not share the proxies or the identity of the party giving the proxy(ies) with the opposing party until January 10, 1998.

                    /s/ William B. Chandler
                           Chancellor